Exhibit 10.1

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Amended and Restated Employment  Agreement

THIS Amended and Restated Employment Agreement (the “Agreement”) effective as of January 2, 2019 (the “Effective Date”), by and between Steve Chapman (the “Executive”) and Natera, Inc., a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position.  Effective as of the Commencement Date (the “Employment”), the Company agrees to employ the Executive in the position of Chief Executive Officer (“CEO”).   The Executive shall report to the Company’s Board of Directors (the “Board”).  Further, no later than the first meeting of the Board following the commencement of the Employment,  the Executive shall be elected to the Board, and at all times thereafter during the term of the Executive’s service as Chief Executive Officer of the Company, the Executive shall serve as a member of the Board.  The Executive agrees to resign as a member of the Board in connection with any resignation or termination of his Employment as Chief Executive Officer, whether voluntary or involuntary, with or without cause and for any or no reason.

(b) Obligations to the Company.  During his Employment, the Executive shall be a full-time employee and shall devote the Executive’s full business efforts to the Company in order to perform the duties of the Executive’s position.   The Executive shall comply with the Company’s policies and rules that may be in effect from time to time during his Employment.  The Executive shall be located in the Company’s California headquarters, but acknowledges that this position may require travel for business purposes.

(c) No Conflicting Obligations.  The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent or conflict with his obligations under this Agreement.  The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest and that his Employment will not infringe or violate the rights of any other person or entity.  The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.  During the Employment, the Executive agrees not to engage in any other employment, consulting or other business activity (whether full-time or part‑time) that would create a conflict of interest with the Company.

(d) Commencement Date. The commencement date for the Employment pursuant to this Agreement will be January 2, 2019 (the “Commencement Date”).
2. Cash and Incentive Compensation.

(a) Salary.  The Company shall pay the Executive as compensation for his services an initial base salary at a gross annual rate of $450,000  (Four Hundred Fifty  Thousand Dollars).  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.   Such salary shall be payable in accordance with the Company’s standard payroll procedures.   The annual compensation specified in this Section 2(a), as in effect from time to time, is referred to in this Agreement as “Base Salary.”

(b) Cash Bonus.    The Executive shall be eligible for an annual incentive bonus.  The Executive’s eligible bonus for the Company’s 2019 fiscal year will be equal to 50% of his Base Salary (the “Eligible Bonus”), payable to the extent applicable performance goals have been satisfied.  The bonus for the Company’s 2019 fiscal year, if any, will be calculated based on achievement of Company performance goals.  The Board or Compensation Committee of the Board shall use commercially reasonable efforts to communicate such Company performance goals to the Executive by March 31 of each year, subject to any reasonable and necessary revisions to such goals during the year to accommodate the changing requirements of the Company’s business.    Such bonus shall be awarded based on the Company bonus policy and pursuant to the Company’s Management Cash Incentive Plan and, except as is otherwise provided herein, is subject to change at the sole discretion of the Company.  The determination of the Company’s Board or Compensation Committee with respect to bonuses shall be final and binding.  Except as otherwise provided herein, the Executive shall not be entitled to an annual bonus if the Executive is not employed by the Company on the date when such bonus is paid.  Further, the Executive shall not be entitled to a prorated bonus distribution upon a Separation from the Company.

(c) Time-Based Stock Options.

(i) Initial Award.  Subject to the approval of the Company’s Board, as soon as practicable after the Commencement Date and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive an option to purchase 100,000  (One Hundred Thousand) shares of the Company’s Common Stock (the “Initial Option”).

(ii) Additional Award.  Subject to the approval of the Company’s Board, in connection with the Company’s annual equity award process and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive an option to purchase 100,000 (One Hundred Thousand) shares of the Company’s Common Stock (the “Second Option,” and together with the Initial Option, the “Options”).

(iii) General.    The exercise price per share of each Option will be the closing price of the Company’s Common Stock on the date such Option is granted.   Each Option shall be subject to the terms and conditions applicable to options granted under the Company’s 2015 Equity Incentive Plan (the “Plan”), as described in the Plan and in each applicable Stock Option Agreement.  Except as otherwise provided herein, the Executive will vest in 25% of the option shares subject to each Option after twelve months of continuous, full-time service following the Commencement Date, and the balance will vest in equal monthly installments over the next thirty-six months of continuous, full-time service, as described in each applicable Stock Option Agreement.

(d) Time-Based Restricted Stock Units (RSUs).

(i) Initial Award.  Subject to the approval of the Company’s Board, as soon as practicable after the Commencement Date and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive 50,000 (Fifty Thousand) Restricted Stock Units (the “Initial RSUs”).

(ii) Additional Award.  Subject to the approval of the Company’s Board, in connection with the Company’s annual equity award process and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive 50,000 (Fifty Thousand) Restricted Stock Units (the “Second RSUs,” and together with the Initial RSUs, the “RSUs”).

(iii) General. The RSUs shall be subject to the terms and conditions applicable under the Plan, as described in the Plan and in each applicable Restricted Stock Unit Agreement. Except as otherwise provided herein, the Executive will vest in 25% of the RSUs after twelve months of continuous, full-time service following the Commencement Date, and the balance will vest in equal quarterly installments over the next thirty-six months of continuous, full‑time service, as described in the Plan and in each Restricted Stock Unit Agreement.

(e) Long-Term Incentive Equity Awards.

(i) Awards.  Subject to the approval of the Company’s Board, as soon as practicable after the Commencement Date and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive (1) an option to purchase 200,000 (Two Hundred Thousand) shares of the Company’s Common Stock (the “Performance Option”) and (2) 100,000 (One Hundred Thousand) Restricted Stock Units (the “Performance RSUs,” and together with the Performance Option, the “Performance Awards”).

(ii) Vesting.  Vesting of the Performance Awards shall occur as follows;  provided, however, that if the First Milestone has not been achieved within four years of the Commencement Date, then the portion of the Performance Awards that would have vested on  the First Milestone Vesting (as defined below) and on the M1 Nine Month Date and the M1 Fifteen Month Date (each as defined below) shall expire and be cancelled in full and if  the Second Milestone has not been achieved within six years of the Commencement Date, then the portion of the Performance Awards that would have vested on  the Second Milestone Vesting (as defined below) and on the M2 Nine Month Date and the M2 Fifteen Month Date (each as defined below) shall expire and be cancelled in full:

Number of Performance Option Shares	Number of Performance RSUs	Vesting Condition
[*]	[*]	Completion of Continuous Service Through Last Day of Calendar Month in which First Milestone Achieved (“First Milestone Vesting Date”)
[*]	[*]

Completion of Nine Months of Continuous Service Following First Milestone Vesting Date (“M1 Nine Month Date”) AND Stock Value Equals or Exceeds First Milestone Stock Value (1) on the M1 Nine Month Date or (2) When Averaged During the Three-Month Period Ending on the M1 Nine Month Date

[*]	[*]

Completion of Fifteen Months of Continuous Service Following First Milestone Vesting Date (“M1 Fifteen Month Date”) AND Stock Value Equals or Exceeds First Milestone Stock Value (1) on the M1 Fifteen Month Date or (2) When Averaged During the Three-Month Period Ending on the M1 Fifteen Month Date

[*]	[*]	Completion of Continuous Service Through Last Day of Calendar Month in which Second Milestone Achieved (“Second Milestone Vesting Date”)

[*]	[*]

Completion of Nine Months of Continuous Service Following Second Milestone Vesting Date (“M2 Nine Month Date”) AND Stock Value Equals or Exceeds Second Milestone Stock Value (1) on the M2 Nine Month Date or (2) When Averaged During the Three-Month Period Ending on the M2 Nine Month Date

[*]	[*]

Completion of Fifteen Months of Continuous Service Following Second Milestone Vesting Date (“M2 Fifteen Month Date”) AND Stock Value Equals or Exceeds Second Milestone Stock Value (1) on the M2 Fifteen Month Date or (2) When Averaged During the Three-Month Period Ending on the M2 Fifteen Month Date

(iii) Definitions.

(1) First Milestone. “First Milestone” shall mean that the average closing price per share of the Company’s Common Stock for a calendar month calculated as of the last day of the calendar month (the “Stock Value”) equals or exceeds the quotient of (i) $2,000,000,000 and (ii) the Company’s outstanding shares as most recently reported on the Company’s Form 10-Q or Form 10-K (the “Capitalization”) (the “First Milestone Stock Value”);

(2) Second Milestone. “Second Milestone” shall mean that the Stock Value equals or exceeds the quotient of (i) $3,000,000,000 and (ii) the Capitalization (the “Second Milestone Stock Value”).
(3) Performance Milestones. “Performance Milestone” shall mean the First Milestone and Second Milestone, collectively.

In the event the Company is subject to a Change in Control, the Company’s finance team shall evaluate whether the First Milestone or the Second Milestone has been achieved based on the value of the Company in connection with such Change in Control,  and such evaluation shall be confirmed, certified and approved by the Compensation Committee (and if so confirmed, certified and approved those portions of the Performance Awards shall vest as of immediately prior to such Change in Control).  Further, and for the avoidance of doubt, the First Milestone Stock Value or Second Milestone Stock Value requirement will be deemed satisfied at all times after such Change in Control (provided the First Milestone or Second Milestone has been achieved prior to or upon such Change in Control).

(i) General.  The exercise price per share of the Performance Option will be the closing price of the Company’s Common Stock on the date such Performance Option is granted.  The Performance Option and the Performance RSUs  shall be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and in each applicable award agreement.  Notwithstanding the foregoing, no vesting shall occur until the Board or its Compensation Committee certifies that the First Milestone or the Second Milestone has been achieved.  The Company’s finance team shall be responsible for determining whether the First Milestone or the Second Milestone has been achieved, which such determination shall be undertaken monthly.  Upon such determination, the finance team shall notify the Compensation Committee of such result for its certification.

3. Executive Benefits.  As a regular status, full-time employee, the Executive will be eligible to participate in all Company-sponsored benefits,  subject in each case to the generally applicable terms and conditions of the plan or benefit in question and to the determinations of any person or committee administering such plan or benefit.   The Company’s benefits are subject to change from time to time and currently include medical, dental, vision and life insurance,  a 401(k) retirement plan with a Company match, as well as holiday pay and paid-time off.

4. Business Expenses.  The Executive will be reimbursed for ordinary and necessary business expenses that are submitted in accordance with the Company’s  then-current policies.  [In addition, the Executive shall be eligible to fly business class for all flights with a duration of four hours or longer].

5. Employment Relationship.

(a) Employment at Will.  The Executive’s Employment with the Company is for no specific period of time.  The Executive’s Employment with the Company shall be “at will,” meaning  that either the Executive or the Company may terminate the Executive’s Employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to the Executive shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and the Company’s General Counsel or Chief Executive Officer.

(b) Rights Upon Termination.  Upon any termination of Employment,  the Executive shall be entitled to the compensation, benefits and expense reimbursements that the Executive has earned under this Agreement before and including the effective date of the termination.

6. Termination Benefits.

(a) Conditions.  If the Executive is subject to an Involuntary Termination as described below in this Section 6, then the Executive will be entitled to the benefits described in this Section 6,  provided that the Executive has (i) completed three years of continuous service with the Company (except in the event of a CIC Involuntary Termination (as defined below),  (ii) returned all Company property in the Executive’s possession, (iii) resigned as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, and (iv)  executed a general release of all claims, in a reasonable form prescribed by the Company  (the “Release”).  The Executive must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty days after the Executive’s Separation.  For the avoidance of doubt, if  the Executive fails to return the Release on or before the Release Deadline, or if the Executive revokes the Release, then the Executive will not be entitled to the benefits described in this Section 6.

(b) Severance Pay.   If the Executive is subject to an Involuntary Termination, then the Company shall pay the Executive a lump sum equal to twelve months of Base Salary  (or if an Involuntary Termination occurs within eighteen months following such Change in Control (a “CIC Involuntary Termination”), then the Company shall pay the Executive a lump sum equal to the sum of (A) eighteen months of Base Salary plus (B) the Eligible Bonus (calculated, for the avoidance of doubt, as if all performance criteria had been satisfied at 100% of the target level (where applicable)).  Such amount will be referred to as the “Severance” payment.

The cash Severance payment will be made within sixty days after the Executive’s Separation; however, if such sixty-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

If the Executive is subject to an Involuntary Termination and if the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following Separation, then the Company will pay the Executive’s  monthly premium under COBRA until the earliest of (i) twelve months after Separation (eighteen months after Separation in the event of a CIC Involuntary Termination), (ii) the expiration of the Executive’s continuation coverage under COBRA or (iii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.  Such amounts may be reported as taxable income to the Executive to the extent necessary or advisable to avoid adverse tax consequences to the Executive, the Company or the Company’s other employees, in the Company’s sole discretion.

(c) Vesting of Equity.  If the Executive is subject to an Involuntary Termination other than a CIC Involuntary Termination,  then the Executive will become vested in the greater of (i) an additional 50% of the then-unvested option shares and shares granted pursuant to stock or other equity or equity-based awards (“Equity Awards”) and (ii) a number of shares subject to Equity Awards determined as if the Executive had completed an additional twelve months of continuous service.

If the Executive is subject to a CIC Involuntary Termination,  pursuant to Section 6(d)(i), 6(d)(ii)(B) or 6(d)(ii)(C) of this Agreement, but not pursuant to Section 6(d)(ii)(A) of this Agreement, then the Executive shall become fully vested in all of the then-unvested Equity Awards.  If this subparagraph of Section 6(c) applies, then the subparagraph of Section 6(c)  immediately above shall not apply.

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, any greater benefits granted to the Executive pursuant to the terms of an existing equity award shall not be superseded hereby.

Notwithstanding anything in this Section (c) to the contrary, no portion of any Performance Award shall vest on an accelerated basis if a Performance Milestone has not been achieved prior to or within 60 days following such Involuntary Termination.

Further, if an Involuntary Termination occurs after a Performance Milestone has been achieved but prior to completion of the continuous service requirements for subsequent vesting, the remaining portions of the Performance Awards shall be eligible for accelerated vesting in accordance with this Section (c) if and only if the Stock Value equals or exceeds the First Milestone Stock Value or Second Milestone Stock Value, as applicable, on either (1) the date of such Involuntary Termination or (2) when averaged during the three-month period ending on the date of such Involuntary Termination.

(d) Definition of “Involuntary Termination.”  For all purposes under this Agreement, “Involuntary Termination” shall mean a Separation as a result of either (i) the involuntary discharge of the Executive by the Company (or the parent or subsidiary employing him) for reasons other than Cause, or (ii) a voluntary resignation by the Executive following (A) a change in his position with the Company (or the parent or subsidiary employing him) that materially reduces his level of authority or responsibility without his consent, (B) a reduction in his then-current Base Salary or (C) receipt of notice that his principal workplace will be relocated more than thirty miles;  provided that  a resignation shall not constitute an Involuntary Termination unless (1) the Executive gives the Company written notice of the condition within ninety days after the condition comes into existence, (2) the Company fails to remedy the condition within thirty days after receiving such written notice and (3) such resignation is effective within six months after the condition first comes into existence.

(e) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i) The unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets;
(ii) A material breach by the Executive of any agreement between the Executive and the Company;
(iii) A material failure by the Executive to comply with the Company’s written policies or rules;
(iv) The Executive’s commission of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(v) The Executive’s gross negligence, willful misconduct or commission of an act of fraud in his dealings with the Company;
(vi) Failure by the Executive to perform, or apply the requisite effort to, his assigned duties after receipt of written notice of such failure from the Company and a failure so to remedy;

(vii) The Executive’s (1) inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment or (2) death; or

(viii) Failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or executives, if the Company has requested such cooperation.

(f) Definition of “Change in Control.”  For all purposes under this Agreement, “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, or (b) the dissolution, liquidation or winding up of the Company.    The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a  majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

(g) Definition of “Separation.”  For all purposes under this Agreement, “Separation” shall mean a  “separation from service,” as defined in the regulations under Section 409A of the Code and the Treasury regulations promulgated thereunder.

(h) Definition of “Code.” For all purposes under this Agreement, “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(i) Golden Parachute Tax Limitation.

(i) In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including the Executive’s equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the Executive’s receipt, on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

(ii) For avoidance of doubt, the Total Payments shall include acceleration of vesting of equity awards granted by the Company that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.

(iii) The determination (the “Determination”) as to whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) and whether to make a Reduced Payment shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Executive within seven business days of the Executive’s  Separation, if applicable, or such earlier time as is requested by the Company or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).  In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the Executive’s benefit such amounts as are then due to the Executive and shall promptly pay or transfer to or for the Executive’s benefit in the future such amounts as become due to the Executive.  Any determination by the Accounting Firm shall be binding upon the Executive and the Company, absent manifest error.

(iv) For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax).  If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order:  (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive.  In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards.  In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination.  For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(v) As a result of uncertainty in the application of Code Sections 4999 and 280G of at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”)  or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder.  In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Executive that the Executive shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided,  however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999.  In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the Executive’s benefit, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(vi) If this Section 6(i) is applicable with respect to the Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Total Payments.

7. Proprietary Information and Inventions Agreement.  The Executive will remain subject to the Company’s standard Proprietary Information and Inventions Agreement, which the Executive has previously signed.

8. Successors.    This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

9. Miscellaneous Provisions.

(a) Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.   Notices may also be sent by electronic mail or facsimile and will be effective upon transmission or confirmation of transmission, as the case may be, to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

(b) Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing by the Executive and by an officer of the Company authorized by the Company’s Board.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) 409A.  If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation, then the cash Severance payment under Section 6, to the extent that it is subject to Section 409A of the Code, will be paid on the first business day following the earlier of (A) the expiration of the six-month period measured from the Executive’s Separation or (B) the date of the Executive’s death.  For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.”  In addition, for purposes of Section 409A of the Code, each such payment shall be deemed exempt from Section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.

(d) Whole Agreement.  No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements, representations or understandings between the parties with respect to the subject matter hereof, including without limitation that certain employment agreement by and between the Executive and the Company entered into as of August 7, 2017, as amended from time to time.

(e) Withholding Taxes.  All forms of compensation referred to in this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.  The Executive is encouraged to obtain his own tax advice regarding the Executive’s compensation from the Company.  The Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive will not make any claim against the Company or its Board related to tax liabilities arising from the Executive’s compensation.

(f) Choice of Law, Choice of Venue and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law).  The Company and the Executive agree to file any claims, complaints or actions, whether in law or equity, arising out of the Executive’s employment with the Company with the federal courts of competent jurisdiction located in San Francisco, California, and the state courts of competent jurisdiction located in San Mateo County, State of California only, and such courts shall have exclusive jurisdiction of any such matters.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g) No Assignment.  This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

Exhibit 10.1

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year written below.

EXECUTIVE

By:	/s/ Steve Chapman

Date:	1/8/2019

Name: STEVE CHAPMAN

Personal Email Address: [*]

Address: [*]

[*]

NATERA, INC.

By:	/s/ Todd Cozzens

Date:	1/22/2019

Name:	Todd Cozzens

Title:	Director